Exhibit 10.1

SECURED PROMISSORY NOTE

$3,000,000	December 22, 2008
Tampa, Florida

FOR VALUE RECEIVED, the undersigned, BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), with a mailing address of 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, hereby promises to pay to the order of CORPS REAL, LLC, an Illinois limited liability company (the “Lender”), with a mailing address of 1602 W. Kimmel Street, Marion, Illinois 62929, the maximum principal amount of up to Three Million and No/100 Dollars ($3,000,000), together with interest on the unpaid Principal Amount (as defined below) outstanding from time to time at the rate or rates hereafter specified and any and all other sums which may be owing to the Lender by the Borrower hereunder.

On November 10, 2008, Accentia Biopharmaceuticals, Inc. and its subsidiaries, including the Borrower, filed their Voluntary Petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). This Secured Promissory Note (hereinafter, the “Note”) is being executed pursuant to the terms of that certain Interim Order Granting Debtor’s Emergency Motion for Authority to Obtain Postpetition Financing and Grant Senior Liens, Superpriority Administrative Expense Status and Adequate Protection Pursuant to 11 U.S.C. §§ 364(c) and (d) and F.R.B.P. 4001 dated December 22, 2008 [Doc. No. 119] (the “Interim Order”), entered by the Bankruptcy Court in In re: Accentia Biopharmaceuticals, Inc., et al., Case No. 8:08-bk-17795-KRM (the “Chapter 11 Case”). The Interim Order granted the Debtor’s Emergency Motion for Authority to Obtain Postpetition Financing and Grant Senior Liens, Superpriority Administrative Expense Status and Adequate Protection Pursuant to 11 U.S.C. §§ 364(c) and (d) and F.R.B.P. 4001 dated December 4, 2008 [Doc. No. 86] (the “Financing Motion”). Upon the execution of this Note, the principal amount available to be borrowed under this Note shall be up to $750,000 subject to being increased to $3,000,000 (as the context requires, the “Principal Amount”) upon the entry of, and in accordance with, a final order of the Bankruptcy Court granting the Financing Motion (the “Final Order”).

The following terms shall apply to this Note:

1. Security and Priority. As security for payment of the Obligations (as defined below) under this Note, the Borrower and the Lender have entered into that certain Security Agreement of even date herewith (the “Security Agreement”). The Security Agreement and the Note are sometimes hereinafter referred to as the “Loan Documents.” The Borrower and the Lender have agreed that all Obligations under this Note will be secured by all of the Collateral (as that term is defined in the Security Agreement) of the Borrower pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, and the liens and security interests granted to the Lender will be senior to all prepetition and postpetition liens of all parties in the Collateral, all in accordance with the terms of the Interim Order and the Final Order as applicable.

2. Interest Rate. Interest shall accrue and be payable on the outstanding Principal Amount at a fixed rate of interest equal to sixteen percent (16.0%) per annum. Interest shall be calculated on the basis of a year of 360 days applied to the actual days on which there exists an unpaid balance under this Note. Interest shall be paid by the Borrower as follows: (i) interest in the amount of ten percent (10%) shall be paid monthly, and (ii) interest in the amount of six percent (6%) shall be accrued and be paid at maturity of this Note.

3. Advances under this Note. This Note will be a revolving credit note. Fixed advances under this Note (the “Advances”) will be as follows: (i) $500,000 to be advanced upon the entry of the Interim Order, (ii) $250,000 to be advanced on December 31, 2008 unless the Borrower, with the consent of Laurus Master Fund, Ltd. and its successors and assigns, including Valens U.S. SPV I, LLC, Valens Offshore SPV II, Corp. and PSource Structured Debt Limited (collectively, “Valens”), requests that a portion of the Advance scheduled for December 31, 2008 be delayed to a later date, and (iii) $250,000 to be advanced on January 31, 2009 unless the Borrower, with the consent of Valens, requests that a portion of the Advance scheduled for January 31, 2009 be delayed to a later date. In the event that the Borrower requests that any portion of the December 31, 2008 or the January 31, 2009 Advances be deferred to a later date, the deferred portion of such Advances will remain an irrevocable obligation of the Lender during the term of this Note and will subsequently be advanced by the Lender in good funds to the Borrower within two (2) business days of the Borrower’s written request. For all Advances in excess of the initial $1,000,000 advanced, the Lender and the Borrower shall, within thirty (30) days of the entry of the Interim Order, agree on a list of “milestone” events to be achieved by the Borrower through the use of these Advances, and the Borrower shall be required to make a written request(s) detailing the amount and use and the Lender shall, in its reasonable discretion, approve or reject the written request based upon whether the Borrower demonstrates reasonable progress in achieving the agreed milestones. If approved, the Advance shall be funded into the Borrower’s account within five (5) days of the written request. Notwithstanding the foregoing, if the BiovaxID vaccine is approved or if the Borrower has reasonable assurance that BiovaxID is likely to be approved (including, but not limited to, the United States Food and Drug Administration indicates that it will allow the Borrower to submit an application for approval based on accelerated or conditional approval) for commercial sale in the United States, EMEA countries, Japan, Australia, Switzerland or Russia, the Lender shall advance additional amounts up to an aggregate of $1,000,000 with loans based on monthly written request.

4. Term; Maturity Date. For purposes of this Note and the Security Agreement, the “Maturity Date” shall be the earlier of (i) December 31, 2010, (ii) dismissal of the Borrower’s Chapter 11 case currently pending in the Bankruptcy Court, (iii) conversion of the Borrower’s Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code, or (iv) the effective date of the Borrower’s plan of reorganization. For the avoidance of doubt, this Note is a balloon promissory note that requires that all indebtedness be paid in full on the Maturity Date.

5. Closing Costs and Expenses. Upon the execution of this Note and funding of the first Advance by the Lender (the “Closing”), the Borrower shall pay to the Lender, in cash, an amount equal to four percent (4%) of the initial $1,000,000 of the Principal Amount (i.e., $40,000). At the time that the Borrower borrows in excess of $1,000,000, the Borrower shall pay to the Lender, in cash, an amount equal to four percent (4%) of the second $1,000,000 of the Principal Amount (i.e., $40,000). At the time that the Borrower borrows in excess of $2,000,000, the Borrower shall pay to the Lender, in cash, an amount equal to four percent (4%) of the third $1,000,000 of the Principal Amount (i.e., $40,000). The Borrower agrees to pay $25,000 to the Lender for its costs as provided in the Interim Order and the Final Order, as applicable, or as otherwise agreed to by Valens and the Committee.

6. Repayment Extension. If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Florida are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest under this Note.

7. Manner and Application of Payments. All payments due hereunder shall be paid in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, in immediately available funds, without offset, deduction or recoupment. Any payment by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless the amount due is actually received by the Lender. Each payment shall be applied first, to the payment of any and all costs, fees and expenses incurred by or payable to the Lender in connection with the collection or enforcement of this Note; second, to the payment of all accrued and unpaid interest hereunder; and third, to the payment of the unpaid Principal Amount, or in any other manner which the Lender may, in its sole discretion, elect from time to time.

8. Prepayment. Advances under this Note may be prepaid at any time without penalty in the amount of $50,000 or multiples of $50,000 in excess thereof, provided that Valens provides its consent to each prepayment via written notice to the Borrower and the Lender.

9. Obligations. The term “Obligations” shall mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to the Lender by the Borrower of any nature whatsoever under this Note, including all present and future indebtedness and liabilities of the Borrower to the Lender for the payment of money extending to the Principal Amount and all interest, fees, late charges, expense payments, liquidation costs, and expenses provided in this Note, whether similar or dissimilar, related or unrelated, matured or unmatured, direct or indirect, contingent or noncontingent, primary or secondary, alone or jointly with others, now due or to become due, now existing or hereafter created, and whether or not now contemplated. If more than one Obligation is outstanding, each payment may be applied to such of the Obligations as the Lender shall determine in its sole discretion.

10. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

(a)	the failure of the Borrower to pay any sum due under this Note when due, whether by demand or otherwise, and such sum remains unpaid for five (5) days after the due date; and

(b)	any other Event of Default described in the Interim Order or the Final Order as applicable.

11. Rights and Remedies Upon Default. Upon the occurrence of an Event of Default hereunder, and subject to the provisions of the Interim Order and the Final Order as applicable, the Lender, in the Lender’s sole discretion and with prior written notice to the Borrower, Valens and the Committee, may: (a) declare the entire outstanding Principal Amount, together with all accrued interest and all other sums due under this Note, to be immediately due and payable, and the same shall thereupon become immediately due and payable without protest, presentment, demand or notice, which are hereby expressly waived; (b) exercise its right of setoff against any money, funds, or credits of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of or on deposit with, the Lender or any affiliate of the Lender in any capacity whatsoever; and (c) exercise any or all rights, powers and remedies provided for in the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise.

12. Remedies Cumulative. Each right, power and remedy of the Lender hereunder, under the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies. No failure or delay by the Lender to insist upon the strict performance of any one or more provisions of this Note or of the Loan Documents or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver thereof or preclude the Lender from exercising any such right, power or remedy. By accepting full or partial payment after the due date of any amount of principal of or interest on this Note, or other amounts payable on demand, the Lender shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal of or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Note.

13. Collection Expenses. The Borrower shall pay any and all issue taxes, documentary stamp taxes, and other taxes that may be payable in respect of the issuance or delivery of this Note. If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, the Borrower agrees to pay to the Lender upon demand all costs and expenses, including, without limitation, all attorneys’ fees and court costs incurred by the Lender in connection with the enforcement or collection of this Note (whether or not any action has been commenced by the Lender to enforce or collect this Note). The obligation of the Borrower to pay all such costs and expenses shall not be merged into any judgment by confession against the Borrower. All of such costs and expenses shall bear interest at the rate of interest provided herein, from the date of payment by the Lender until repaid in full.

14. Maximum Rate of Interest. Notwithstanding any provision of this Note or the Loan Documents to the contrary, the Borrower shall not be obligated to pay interest pursuant to this Note in excess of the maximum rate of interest permitted by the laws of any state determined to govern this Note or the laws of the United States applicable to loans in such state. If any provisions of this Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable law, then the interest to be paid pursuant to this Note shall be held subject to reduction to the amount allowed under applicable law and any sums paid in excess of the interest rate allowed by law shall be applied in reduction of the principal balance outstanding pursuant to this Note. The Borrower acknowledges that it has been contemplated at all times by the Borrower that the laws of the State of Florida will govern the maximum rate of interest that it is permissible for the Lender to charge the Borrower pursuant to this Note.

15. Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of choice or conflict of law thereunder. Whenever possible, each provision of this Note shall be interpreted to be effective and valid under applicable law. If any provision of this Note is prohibited by or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the other remaining provisions of this Note.

16. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the addresses set forth in the first paragraph of this Note. To the extent that any notice is required hereunder, such notice shall also simultaneously be provided to counsel for Valens and counsel for the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case (the “Committee”) at the addresses set forth in the Interim Order and the Final Order. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

17. Jurisdiction. The Borrower agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining directly or indirectly to this Note or to any matter arising therefrom.

18. Miscellaneous. The section headings of this Note are for convenience only, and shall not limit or otherwise affect any of the terms hereof. This Note constitutes the entire agreement between the parties with respect to their subject matter and supersede all prior letters, representations or agreements, oral or written, with respect thereto. No modification, release or waiver of this Note shall be deemed to be made by the Lender unless in writing signed by the Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved. This Note shall inure to the benefit of and be enforceable by the Lender and shall be binding upon and enforceable against the Borrower and the Borrower’s personal representatives, successors, heirs and assigns. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

19. No Assignment. This Note and the Loan Documents may not be assigned by the Lender without the prior written consent of Valens and the Committee or, absent such consent, an order of the Bankruptcy Court.

20. Interim Order and Final Order. This Note and the Loan Documents are executed pursuant to the terms of the Interim Order and, if applicable, the Final Order. Notwithstanding anything herein or in the Loan Documents to the contrary, this Note and the Loan Documents shall be governed by and construed in accordance with the Interim Order and the Final Order, if applicable. Moreover, to the extent there is any conflict or inconsistency between the terms of this Note and/or the Loan Documents and the terms of the Interim Order or the Final Order, then the terms of the Interim Order or the Final Order as applicable shall control.

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first hereinabove set forth.

BIOVEST INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Alan M. Pearce
Name:	Alan M. Pearce
Title:	Chief Financial Officer